Exhibit 4.1


AMENDMENT NO. 4 TO RIGHTS AGREEMENT


	AMENDMENT, dated as of November 16, 1995, to the Rights Agreement, dated as of June 11, 1987, as amended and restated as of March 22, 1990, as amended April 21, 1992, as amended July 15, 1994, and as amended July 15, 1995 (the "Rights Agreement"), between Alexander & Alexander Services Inc., a Maryland corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

	Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights
Agent have been in all respects duly authorized by the Company and the Rights Agent.

	In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:




I. 	The definition of "Acquiring Person" in Section 1(b) of
the Rights Agreement is hereby amended by replacing the amount "15%" in each place where it appears with the amount "20%".

II. 	Section 3(a) of the Rights Agreement is hereby
amended by replacing the amount "15%" where it appears with the amount "20%".

III. 	This Amendment shall be governed by and construed
in accordance with the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

IV. 	This Amendment may be executed in any number of
counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.


V. 	In all respects not inconsistent with the terms and
provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

VI. 	If any term, provision, covenant or restriction on this
Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights
Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.






































	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.



Attest:	                             ALEXANDER & ALEXANDER
	                                    SERVICES INC.

By:  /s/ Andrea L. Schuman	          By:  /s/ R. Alan Kershaw
	         Andrea L. Schuman		             R. Alan Kershaw
	         Attorney                        Vice President and Treasurer


Attest:                              	FIRST CHICAGO TRUST COMPANY OF
		                                    NEW YORK


By:	/s/ Albert Diorio                  	By:   /s/ Ralph Persico
	     Assistant Vice-President	          Customer Service Officer